Exhibit 99.1

NEWS RELEASE

For Immediate Release
June 4, 2013

MAXWELL TECHNOLOGIES APPOINTS JOHN WARWICK CHIEF OPERATING OFFICER

SAN DIEGO, Calif. - Maxwell Technologies Inc. (Nasdaq: MXWL) announced today that it has appointed John J. Warwick to the position of chief operating officer effective as of June 17, 2013, with overall responsibility for the company's operations in the U.S., Europe and Asia.
Prior to joining Maxwell, Warwick was senior vice president of operations for Emulex, a leader in network connectivity, monitoring and management, from August 2006 to June 2013, with responsibility for managing Emulex's global manufacturing operations in Asia, Europe, and North America. From February 2003 to August 2006, he was senior vice president of operations for Lantronix Inc. From April 2000 to January 2003, he was a principal consultant for PRTM, a management consulting firm for high technology companies. From January 1997 to April 2000, he was senior director of materials at Western Digital Corporation, a leading producer of hard disk drives. Previously, he held general management and operations management positions for companies in the personal computer industry. He holds a master's degree in business administration from the University of California at Los Angeles and a Bachelor of Science degree in electrical engineering from North Carolina State University, and also obtained a certification in production and inventory management from APICS.

“John Warwick is a tested and experienced operations executive who has managed companies that delivered sustained growth, world class customer satisfaction and exceptional product quality” said David Schramm, Maxwell's president and chief executive officer. “His drive, leadership skills and deep expertise in global business operations will be instrumental in elevating Maxwell to the next level of its growth and development.”
About Maxwell Technologies, Inc. Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, automotive, transportation and information technology. Our high-voltage capacitor products help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Media & Investor Contact: Michael Sund +1 (858) 503-3233; msund@maxwell.com

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